Quidel Corporation
Amended and Restated Individual Retirement Program for Werner Kroll (“Employee”)
Effective April 4, 2023 (“Effective Date”)

Background:
Quidel Corporation (the “Company”) and Employee are parties to the Quidel Corporation Individual Retirement Program for Werner Kroll effective as of February 4, 2020 (the “Kroll Retirement Program”), which contemplated that Employee’s employment with the Company would terminate on March 31, 2023, unless terminated earlier in accordance with the terms of the Kroll Retirement Program. Employee and the Company desire to amend and restate the Kroll Retirement Program to reflect the parties’ intent that Employee remain employed in the role of Senior Vice President, R&D of the Company through March 31, 2025 or an earlier Transition Date (as defined in Exhibit B), on the terms and conditions set forth herein.

Furthermore, beginning in February 2020, and then in 2021 and 2022, Employee was granted non-qualified stock options (“Options”) and/or Restricted Stock Units (“RSUs”) with a total then current grant value of a minimum amount of $1,000,000 in each of such years; within parameters set by the Company, Employee was entitled to choose the mix of Options and RSUS that he wished to receive for each of the years 2020, 2021 and 2022; and Employee was not entitled to any other equity incentive compensation during his employment with the Company from January 1, 2020 through January 1, 2023.

Amended and Restated Kroll Retirement Program:
The parties confirm and agree to the matters set forth in the Background and further agree that the Kroll Retirement Program and the exhibits thereunder, shall be amended and restated effective as of April 4, 2023 (the “Effective Date”), as follows:

This Amended and Restated Individual Retirement Program for Werner Kroll (the “Program”) is awarded to Employee by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of QuidelOrtho Corporation (“QuidelOrtho”), on behalf of QuidelOrtho and the Company, as an incentive for Employee to continue his employment with the Company as Senior Vice President, R&D through March 31, 2025 or, if earlier, the Transition Date, and during such period of employment, in addition to his roles and responsibilities to QuidelOrtho and its affiliates as Senior Vice President, R&D, Employee will actively and diligently lead and support QuidelOrtho’s efforts to identify a successor to Employee in the role of Senior Vice President, R&D. Employee understands and agrees that QuidelOrtho and the Company have no obligation to provide the Program to Employee and that any violation of the terms of the Program or other obligations to QuidelOrtho or its affiliates by Employee that constitute Cause (as defined below) may result in, among other matters, termination of the Program by the Company, in the discretion of the Compensation Committee or the Board of Directors of QuidelOrtho (the “Board”). Employee further understands and agrees that, in providing the Program to Employee, the Company is not guaranteeing employment to Employee, and Employee remains an “at will” employee who may be terminated at any time, for any reason, in the discretion of the Company, subject to the terms and conditions hereof.

1.
Equity Incentive Compensation. In 2023, 2024 and 2025, at the time that any annual equity grant is made to the Board appointed executive officers of QuidelOrtho (“Executive Officers,” which for this purpose shall not include Employee at any time that he is an executive officer of QuidelOrtho), provided that Employee continues to be employed by the Company as of such date, Employee will be granted Options and/or RSUs with a total then current grant value of $1,000,000 in each of such years; provided that after 2023 such amount shall be increased annually by the average percentage increase, if any, in the annual equity grant value of other SVPs who are Executive Officers. Within parameters set by the Company, Employee will be entitled to choose the mix of Options and RSUS that he wishes to receive for each of the years 2023, 2024 and 2025, and such Options and RSUs shall be subject to time-based and performance-based vesting requirements as set forth on Exhibit B. Employee shall not be entitled to any other equity incentive compensation during his employment with the Company on or after January 1, 2023, and such awards of Options and/or RSUs shall be the sole equity incentive compensation awarded by QuidelOrtho or its affiliates to Employee on or after January 1, 2023, unless the Board or Compensation Committee in its sole discretion determines otherwise.

2.

Extended Option Exercise Period. Provided that Employee remains employed with the Company through at least March 31, 2025, to the extent any Options granted under the Program (or the Kroll Retirement Program) are vested on the date of Employee’s termination of employment with the Company, such Options will be exercisable during the full stated term of those Options.

3.

Base Salary and Cash Bonus. For calendar years 2023, 2024 and 2025, provided that Employee continues to be employed by the Company in each such year:
(a)Subject to the last sentence of this Section 3, Employee will receive a base salary equal to his prior year’s base salary, increased by the average of the annual percentage merit increases, if any, granted to other SVPs who are Executive Officers, not inclusive of special adjustments, including promotion adjustments, in such year, and
(b)Employee will continue to be eligible to receive in each such year an annual cash bonus, calculated as for other SVPs who are Executive Officers in the applicable year, if any, at a target level of 75% of Employee’s base salary for such year (or such greater percentage target level as applicable to all other SVPs who are Executive Officers in the applicable year), not inclusive of special cash bonuses in such year.
The base salary rate shall be reduced as set forth in the Special Advisor Agreement, effective on April 1, 2025, or such later date that Employee’s employment in the position of Senior Vice President, R&D of the Company (or in any other Board appointed executive officer role with the Company) terminates, and these provisions shall be read with the Special Advisor Agreement such that there is no duplication of salary, bonus, equity or other payments or other consideration for any period. The Special Advisor Agreement shall be in substantially the form attached hereto as Exhibit A (the “Special Advisor Agreement”), with such changes thereto as the Company may determine necessary or appropriate to comply with applicable legal requirements then in effect.

4.
Early Termination of the Program.
(a)If Employee terminates his employment with the Company for any reason other than Good Reason, or is terminated by the Company for Cause prior to March 31, 2025, the Program will terminate on Employee’s last day of employment, and Employee shall have no further rights under the Program.
(b)In the event that Employee’s employment with the Company is terminated by the Company without Cause or Employee for Good Reason prior to March 31, 2025, provided that Employee executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a General Release (as defined below), Employee shall be entitled to receive the following severance payments and benefits: (1) a lump-sum payment equal to the remaining amount of equity grants Employee would have received under Section 1 if he had continued to be employed through March 31, 2025 (assuming for this purpose no further increases in grant value and the 2025 annual grant is made prior to March 31, 2025), less any applicable taxes and withholdings, payable within fifteen days after the effective date of the General Release, (2) a lump-sum payment equal to the remaining amount of base salary and bonus that Employee would have received under Section 3 if he had continued to be employed through March 31, 2025 (assuming for this purpose no further increases in salary or bonus after the date of separation and that the 2025 annual grant is made prior to March 31, 2025 and Employee is entitled to receive the target amount for each such year, including calendar year 2025), plus the amount of salary that Employee would have received for twelve months thereafter under the Special Advisor Agreement, less any applicable taxes and withholdings, payable within fifteen days after the effective date of the General Release, (3) the vesting of equity awards as though Employee’s employment continued through March 31, 2026, and (4) the extended option exercise period as set forth in Section 2.
(c)For purposes, hereof, “Cause” shall be limited to the following: (1) Employee’s fraud; (2) Employee’s personal dishonesty involving money or property of the Company Group (as defined below) or that results in material harm to the Company Group; (3) Employee’s willful misconduct that is injurious to the Company Group; (4) Employee’s serious breach of a fiduciary duty to the Company Group; (5) Employee’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Employee’s willful and continued neglect of duties to the Company Group (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Employee’s material breach of any policies of the Company, including QuidelOrtho’s Code of Conduct. Employee shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties and any other alleged material breach of any policies of the Company if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such 30 day period, such neglect of duties or material breach shall there upon constitute Cause.
(d)For purposes, hereof, “Company Group” shall mean the Company or any of its affiliates, including QuidelOrtho.
(e)For purposes, hereof, “Good Reason” shall mean the occurrence of any of the following without Employee's express prior written consent: (1) a material reduction of Employee's authority or responsibility; (2) a breach by the Company of Sections 1 or 3; or (3) a requirement that Employee relocate his primary work location more than 50 miles from Waltham, Massachusetts or from any other office location to which the Company transfers Employee during the course of his employment as Senior Vice President, R&D (or in any other Board appointed executive officer role with the Company) and to which such transfer Employee has consented; provided that before any claim of material reduction of authority or responsibility under clause (1) or breach by the Company under clause (2) may be relied upon by Employee as Good Reason, Employee must have provided written notice to the Company’s CEO of the alleged material reduction of authority or responsibility or breach and stating his basis for determining that it constitutes Good Reason and have given the Company at least 30 calendar days within which to cure the alleged material reduction of authority or responsibility or breach, during which the Company shall have failed to cure the alleged material reduction of authority or responsibility or breach.

5.

Change of Control. In the event of a change in control of QuidelOrtho (as defined in Employee’s change in control agreement or any subsequent comparable agreement with the Company or QuidelOrtho, such agreement, the “Change in Control Agreement”), during Employee’s employment with the Company as Senior Vice President, R&D (or in any other Board appointed executive officer role with the Company), to the extent such agreement has more favorable terms relating to the treatment of Employee’s granted equity awards, as determined by the Compensation Committee prior to the Change in Control, the terms of the Change in Control Agreement shall govern the vesting and other treatment of all Options and RSUs, whenever granted. In addition, the administrator of QuidelOrtho’s equity plan under which any Options or RSUs are granted, including Options and RSUs granted on or after January 1, 2023, may provide for accelerated vesting upon Employee’s death or disability. If Employee elects to receive any other payments under the Change in Control Agreement, then this Program shall terminate upon such election and payment.

6.

Office Location. From and after the Effective Date, during his employment with the Company, Employee will be based out of the Waltham, Massachusetts office of the Company or another location mutually agreed upon by the parties. The Company will reimburse Employee for reasonable travel, accommodation, entertainment and other out of pocket expenses incurred by Employee in the performance of Employee’s duties to the Company, subject to the travel and entertainment policies of the Company in effect from time to time.

7.

Special Advisor Agreement. If Employee remains employed with the Company (or QuidelOrtho) through the earlier of: (a) March 31, 2025, and (b) the Transition Date, Employee and the Company shall enter into a Special Advisor Agreement effective upon Employee ceasing to serve as the Company’s Senior Vice President, R&D (and any other Board appointed executive officer role with the Company), and subject to the terms and conditions thereof, including that Employee executes and delivers to the Company within 21 calendar days after the effective date of such role transition (and thereafter does not revoke) a general release substantially in the form attached to the Special Advisor Agreement as Exhibit A (a “General Release”); provided Employee ends such service in good standing with the Company; and provided further that, in its sole discretion the Company may pay the amounts set forth in Section 3 of the Special Advisor Agreement in lieu of entry into such agreement, and subject to delivery and no revocation of the General Release, including in the event of Employee’s termination without Cause or termination by Employee for Good Reason.

8.

Assignment. The Company may assign any or all of its rights and obligations to Employee to QuidelOrtho or another affiliate of the Company that employs the Executive Officers, including assignment of the employment relationship of Employee with the Company.

9.
Arbitration. Any dispute arising out of the Program shall be resolved exclusively by final and binding arbitration as set forth in the Arbitration Agreement by and between Employee and the Company, dated May 2, 2018 (or any successor thereto).

[signature page follows]

IN WITNESS, WHEREOF, the parties have executed and delivered this amended and restated individual retirement program as of the Effective Date.

QUIDEL CORPORATION

                            /s/ Douglas Bryant
Douglas Bryant
President & CEO

WERNER KROLL

                            /s/ Werner Kroll

Exhibit A

Special Advisor Agreement

SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (this “Agreement”) is made and entered as of ___________, 202__ by and between [QUIDELORTHO CORPORATION/QUIDEL CORPORATION], a Delaware corporation (the “Company”), and Werner Kroll, an individual (“Kroll”).
BACKGROUND
A.Kroll currently serves as the Company’s [SVP, R&D] (the “Officer Position”) and intends to retire from this current role and desires to transition to the role of Special Advisor (as defined below) effective as of [March 31, 2025] (the “Officer End Date”).
B.The Company and Kroll are entering into this Agreement to confirm their understandings as to the terms and conditions of Kroll’s employment after the Officer End Date and each party’s commitments and obligations through the Term (as defined below).
C.This Agreement is entered into by the parties as contemplated by the Amended and Restated Individual Retirement Program for Werner Kroll, effective as of April 4, 2023 (the “Program”)
D.In connection with Kroll’s retirement from the Officer Position and this period of transition, and in the interest of settling all claims that could be raised in relation to Kroll’s employment, the Company agrees to provide additional consideration in exchange for a release of claims in accordance with the terms described below.
AGREEMENT
1.Employment.
a.From and after the Officer End Date, and during the Term, Kroll shall continue as a full-time employee of the Company, but shall retire from the Officer Position and instead serve as a non-officer special advisor to the Company (“Special Advisor”), pursuant to which he will provide such advice and services to the Company Group (as defined below) as may be reasonably requested by the Company from time to time, including answering questions and/or assisting with the R&D leadership transition, other general matters and special projects (the “Special Advisor Services”).
b.In providing the Special Advisor Services, Kroll shall report to the Chief Operating Officer of the Company or such other officer of the Company as designated by the CEO. Kroll agrees to make himself reasonably available on an as-needed basis to provide the Special Advisor Services and agrees to dutifully provide the Special Advisor Services to the best of his ability and at such locations as reasonably designated by the Company.
c.Employee will provide the Special Advisor Services based out of Massachusetts or another location mutually agreed upon by the parties.
2.Term. Kroll shall provide the Special Advisor Services from the Officer End Date until the later of the first anniversary of the Officer End Date and March 31, 2026 (the “Initial Term”). The term of Kroll’s employment shall continue until, and then automatically terminate, as of the last day of the Initial Term, unless terminated earlier pursuant to this Agreement or extended by agreement of the parties (the Initial Term, or such earlier or extended period, the “Term”). The parties acknowledge, however, that the Term is intended to be for a total period of [twelve]1 months. At the conclusion of the Term, Kroll’s employment with the Company will terminate (the “Separation Date”). The parties acknowledge that during the Term, Kroll’s employment with the Company is “at-will”.
3.Compensation.
1 Insert 12 months or if greater, the number of months until March 31, 2026.

a.Base Salary; Cash Bonus; Additional Equity Grants. Subject to the terms and conditions herein, in consideration of Kroll’s performance of the Special Advisor Services, the Company shall pay Kroll:
(1)a base salary (i) at a rate set forth in Section 3(a) of the Program through March 31, 2025, only if the Officer End Date is before March 31, 2025, and (ii) equal to 50% of Kroll’s base pay per period as of immediately prior to the Officer End Date, commencing on [April 1, 2025] through the Separation Date;
(2)a cash bonus as set forth in Section 3(b) of the Program, if any, and only if the Officer End Date is before March 31, 2025, or the cash bonus plan for Executive Officers (as defined in the Program) has not been adopted for calendar year 2025 as of such date and is thereafter adopted in and for calendar year 2025; but Kroll shall not be entitled to participate in any cash bonus plans for any periods after calendar year 2025; and
(3)an equity grant as set forth in Section 1 of the Program, if any, and only if the Officer End Date is before March 31, 2025, or an annual equity grant for Executive Officers has not been made for calendar year 2025 as of such date and is thereafter made in calendar year 2025; but Kroll shall not otherwise be entitled to any equity grants for any periods during or after calendar year 2025.
b.Benefits. Kroll’s employee benefits for medical, dental and vision and 401(k) plan shall continue through the Term at the same levels as are in effect as of the Officer End Date, provided nothing herein shall restrict the Company from amending such benefits provided that such amendments are effective for all Executive Officers entitled to such benefits.
c.No Further Benefits. Kroll understands and agrees that, except as expressly set forth herein, Kroll is not entitled to any other compensation or benefits or to participate in any other benefits programs of the Company.
d.Interpretation. The provisions of this Agreement shall be read with the Program such that there is no duplication of salary, bonus, equity or other payments or other consideration for any period.
4.Additional Release Consideration. In return for Kroll’s release of claims and other promises made in the Transition General Release and Separation General Release, substantially in the form attached hereto as Exhibits A and B, the Company will provide the following additional consideration, respectively:
a.Transition Release: If Kroll elects to sign and return the Transition General Release within the review period without revoking it during the revocation period (each period as set forth in Section 10 of the Transition General Release), the Company will pay Kroll the amount set forth in Section 4 of the Transition General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Transition General Release. Kroll understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Transition General Release.
b.Separation Release: If the Company requests, and Kroll elects to sign and return the Separation General Release within 21 days after the Separation Date without revoking it during the revocation period set forth therein, the Company will pay Kroll the amount set forth in Section 4 of the Separation General Release, less applicable taxes and withholdings, in accordance with the terms set forth in the Separation General Release. Kroll understands and acknowledges that he is not otherwise entitled to such additional consideration but for signing and returning the Separation General Release.

The Transition General Release and Separation General Release shall be substantially in the form attached hereto as Exhibits A and B, with such changes thereto as the Company may determine necessary or appropriate to comply with applicable legal requirements then in effect.
5.Kroll’s Acknowledgements and Obligations. As a material condition to Kroll’s receipt of the benefits set forth in Sections 3 and 6 hereof, Kroll acknowledges and agrees that:
a.he will continue to comply with the terms and conditions of the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest that he signed on May 27, 2014 (as amended from time to time pursuant to its terms, “Confidentiality Agreement”, in accordance with applicable law;
b.while employed by the Company hereunder, he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company or any of its affiliates, including QuidelOrtho Corporation (the “Company Group”); provided, however, that Kroll’s passive investment in up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement; and
c.he will not make, directly or indirectly, any statement that is disparaging of any member of the Company Group, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process or as otherwise provided herein or by applicable law).
6.Vesting of Equity Awards. The vesting of unvested equity awards (restricted stock units and options) held by Kroll shall continue to vest through the Term and be governed in accordance with the Company’s applicable equity incentive plans and specific equity award grant documentation and the terms of the Program. All equity awards held by Kroll on the Separation Date shall also be handled in accordance with the Company’s applicable equity incentive plans and grant documentation and applicable terms of the Program.
7.Termination by the Company. In the event that Kroll terminates his employment with the Company or is terminated by the Company prior to [March 31, 2026], the Separation Date shall be such date of actual termination (rather than [March 31, 2026]).
a.In the event that Kroll is terminated during the Term from his role as Special Advisor by the Company with Cause (as defined in the Program), Kroll shall not be entitled to any further notice, payments or consideration hereunder, including any further benefits or vesting of equity as described in Sections 3 or Section 6 hereof or under the Program, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Kroll through the date of employment termination. The Company shall thereafter have no further obligations to Kroll under this Agreement or the Program.
b.In the event that Kroll is terminated from his role as Special Advisor by the Company without Cause prior to the end of the Initial Term, provided that Kroll executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a General Release substantially in the form attached hereto as Exhibit B, Kroll shall be entitled to receive the following severance payments and benefits: (1) a lump-sum payment equal to the remaining amount of base salary and cash bonus, if any, that Kroll would have received under Section 3(a)(1) and (2) if he had continued to be employed through the end of the Initial Term, less any applicable taxes and withholdings, payable within 30 days from the effective date of the General Release, (2) a lump sum cash payment equal to equity awards, if any, that Kroll would have received under Section 3(a)(3) if he had continued to be employed through the end of the Initial Term, less any applicable taxes and withholdings, payable within 30 days from the effective date of the General Release, and (3) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Kroll’s employment continued through the end of the Initial Term.

c.Kroll shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such 30 day period, such neglect of duties or material breach shall there upon constitute Cause.
d.During the Term, Kroll’s employment may be terminated with 30 days’ notice, subject to the approval of the Company’s Chief Executive Officer. In its discretion, the Company may provide compensation in lieu of the 30 days’ notice.
8.Confidentiality of Business and Legal Information. Kroll acknowledges that the Company Group holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Kroll in his position as an executive for the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company Group and the various phases of their respective businesses, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Kroll’s knowledge by virtue of his employment with the Company Group (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Kroll agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company or other applicable member of the Company Group and that the Company or such other applicable member of the Company Group shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges. Kroll further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity, directly or indirectly, any Confidential Trade Secret, Proprietary and Legal Information, other than to the Company Group, their employees, directors and authorized representatives in the course and scope of his employment duties with the Company. In that regard, Kroll expressly acknowledges that he has not disclosed (other than to the Company Group, their respective employees, directors and authorized representatives in the course of performing his job duties for the Company) any Confidential Trade Secret, Proprietary and Legal Information. Kroll specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company Group, their respective employees, directors and authorized representatives for purposes of performing his job duties for the Company). Kroll further represents and warrants that, on the Separation Date or upon the Company’s request, he will return to the Company all property and documents of the Company Group, whether kept electronically or in hard copy form and will have retained no copies thereof. This Section supplements the obligations of Kroll contained in Section 5 hereof.
To the extent there is any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the most restrictive terms shall control to the extent permitted by applicable law.
9.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, except for the Program, the Arbitration Agreement, dated May 2, 2018 (the “Arbitration Agreement”), the Confidentiality Agreement, and the Company’s equity incentive plans and award documents, fully supersedes any and all prior agreements or understandings between the parties or their affiliates pertaining to the subject matter hereof. For the avoidance of doubt, the April 21, 2014, Employment Offer letter (the “Offer letter”) and any applicable Change in Control or similar agreement (as the same may be amended from time to time pursuant to its terms, the “CIC Agreement”), will automatically expire as of the Officer End Date (and notwithstanding anything contained in the Program to the contrary, from and after which the Offer letter and CIC Agreement will be of no force or effect), and except as expressly provided in this Agreement, Kroll shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
10. No Interference with Rights. Nothing in this Agreement including but not limited to the acknowledgments, proprietary information, confidentiality, and non-disparagement provisions,

(a) limits or affects Kroll’s right to disclose or discuss sexual harassment or sexual assault disputes, (b) prevents Kroll from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Kroll has reason to believe is unlawful or waives Kroll’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any member of the Company Group, or on the part of the agents or employees of any member of the Company Group, when Kroll has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (c) prevents Kroll from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refuse to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties.
Notwithstanding the confidentiality and non-disclosure obligations in the Confidentiality Agreement, this Agreement and otherwise, Kroll understands that as provided by the Federal Defend Trade Secrets Act, Kroll will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.Miscellaneous.
a.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Kroll’s residence in the case of Kroll or to its principal office in the case of the Company.
b.Arbitration. Any dispute arising out of this Agreement, including related to the Special Advisor Services, shall be resolved exclusively by final and binding arbitration as set forth in the Arbitration Agreement.
c.Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
d.Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect to the maximum extent permitted by law. Except as provided above, the parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.

e.Assignment. This Agreement may not be assigned by Kroll. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
f.Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of Massachusetts. The courts and authorities of the State of Massachusetts shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
g.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together constitute one in the same agreement.
IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

QUIDEL CORPORATION

WERNER KROLL